UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2019

ENDONOVO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55453	45-2552528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6320 Canoga Avenue, 15th Floor

Woodland Hills, CA 91367

(Address of principal executive office)(Zip Code)

Registrant’s telephone number, including area code: (800) 489-4774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2019, Endonovo Therapeutics, Inc., a Delaware corporation (the “Company”) and Azure Capital, a Massachusetts Corporation (the “Investor”) entered into an Investment Agreement (the “Investment Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated December 31, 2018.

Pursuant to the Investment Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to $10,000,000 worth of the Company’s common stock, over a period of 36 months from the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Investment Agreement. The Company agrees to reserve 81,250,000 shares of its Common Stock for issuance to the Investor pursuant to the Investment Agreement.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum number of shares that the Company is entitled to put to the Investor in any one draw down notice shall not exceed shares with a purchase price of $100,000 or 200% of the average daily volume (U.S. market only) of the Company’s Common Stock for the three (3) Trading Days prior to the applicable put notice date multiplied by the average of the three (3) daily closing prices immediately preceding the put date, calculated in accordance with the Investment Agreement. The Company may deliver a notice for a subsequent put from time to time, after the pricing period for the prior put has been completed.

The purchase price shall be set at ninety-four percent (94%) of the lowest daily volume weighted average price (VWAP) of the Company’s common stock during the five (5) consecutive trading days immediately following the put notice date.

On each put notice submitted to the Investor by the Company, the Company shall specify a suspension price for that put. In the event the price of Company’s Common Stock falls below the suspension price, the put shall be temporarily suspended. The put shall resume at such time the price of the Company’s Common Stock is above the suspension price, provided the dates for the pricing period for that particular put are still valid. When the pricing period has been complete, any shares above the suspension price due to the Investor shall be sold to the Investor by the Company at the suspension price under the terms of the Investment Agreement. The suspension price for a put may not be changed by the Company once submitted to the Investor.

There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put. During such time, the Company shall not be entitled to deliver another draw down notice. In addition, the Investor will not be obligated to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended. In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement to cover the resale of the shares.

The Investment Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. The Investment Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below). Investor should read the Investment Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registrations statements with the SEC within twenty-one (21) days after the date of the Registration Rights Agreement to register the resale by the Investor of the shares of common stock issued or issuable under the Investment Agreement. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the registration statement is filed.

In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company paid $10,000 in cash and agreed to pay an additional $10,000 to the Investor following the first “put” under the Investment Agreement for the preparation of the Equity Line Transaction documents.

The foregoing description of each of the Investment Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Investment Agreement and the Registration Rights Agreement, respectively, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements

None

(b) Exhibits

No.	Description

10.1	Investment Agreement by and between the Company and Azure Capital, dated as of December 31, 2018

10.2	Registration Rights Agreement by and between the Company and Azure Capital, dated as of December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2019

ENDONOVO THERAPEUTICS, INC.

By:	/s/ Alan Collier
Alan Collier
Chief Executive Officer